Exhibit 5.2

北京大成律师事务所 北京市朝阳区东大桥路9号 侨福芳草地D座7层 邮编：100020	7/F, Building D Parkview Green FangCaoDi No.9, Dongdaqiao Road Chaoyang District 100020, Beijing, China

大成 Salans FMC SNR Denton McKenna Long dentons.cn

To:

From: Dacheng Law Offices

【Closing Date】, 2015

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this Opinion, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province) and are qualified to issue this Legal Opinion (the “Opinion”) based on the PRC Laws.

We have acted as the PRC legal counsel for Shineco Inc. (”Company”), Beijing Tenet-Jove Technological Development Co., Ltd., a PRC company (“WFOE”), in connection with the offering of shares of the Company’s common stock (the “Common Stock”) by the Company (the “Offering”). WFOE, through a series of contractual relationships, effectively controls and manages Shineco Zhisheng (Beijing) Bio-Technology Co. (“Zhisheng Bio-Tech”), Yantai Zhisheng International Freight Forwarding Co., Ltd (“Zhisheng Freight”), Yantai Zhisheng International Trade Co., Ltd (“Zhisheng Trade”), Yantai Mouping District Zhisheng Agricultural Produce Cooperative (“Zhisheng Agricultural”), Qingdao Zhisheng Agricultural Produce Services., Ltd (“Qingdao Zhihesheng” and together with Zhisheng Freight, Zhisheng Trade, Zhisheng Agricultural and Qingdao Zhisheng, the “Zhisheng Group”), and Ankang Longevity Pharmaceutical (Group) Co., Ltd. (“Ankang Longevity Group”). WFOE is a majority shareholder of Tianjin Tenet Huatai Technological Development (“Tianjin Tenet Huatai”)(“DOMEISTIC COMPANIES”).

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In this capacity, we have studied the relevant PRC Laws (as defined below) and examined the originals or certified copies or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, licenses, certificates issued by the relevant government departments of the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In our examination of these documents, we have assumed, that

(a) all documents submitted to us as copies conform to their originals and all documents submitted to us as originals are authentic;

(b) all signatures, seals and chops on such documents are genuine; and

(c) all facts and information stated or given in such documents other than legal conclusions are true and correct.

For the purpose of this legal opinion, we have also relied on factual representations and confirmations made by the Company with respect to the business currently conducted thereby.

This legal opinion is rendered on the basis of the PRC Laws effective as at the date hereof and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. Any such changes, amendments or replacement may be made by an order of the President of the PRC or the State Council or, in the case of administrative, regulatory and provincial laws and regulations, by the relevant administrative, regulatory or provincial bodies and may become effective immediately on promulgation.

We do not purport to be an expert on and to be generally familiar with or qualified to express legal opinions based on any laws other than the PRC Laws. Accordingly, we express and imply no opinion herein based on the laws of any jurisdiction other than the PRC. Based on and subject to the foregoing, we are of the opinion that:

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The following terms as used in this opinion are defined as follows:

(a) “Governmental Agencies” mean any court, competent government authorities or regulatory bodies or any stock exchange authorities of the PRC;

(b) “Governmental Authorizations” mean all approvals, consents, waivers, sanctions, authorizations, filings, registrations, exemptions, permissions, endorsements, annual inspections, qualifications and licenses required by the applicable PRC Laws and/or the competent Governmental Agencies;

(c) “Material Adverse Effect” means any material adverse change, in or affecting the general affairs, management, business, properties, financial position, shareholders’ equity, results of operation, or prospects of the Company, WFOE and DOMEISTIC COMPANIES taken as a whole;

(d) “PRC Laws” mean all laws, regulations, statutes, rules, orders, decrees, guidelines, notices, judicial interpretations, subordinary legislations of the PRC (other than the laws of the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province);

Based on the foregoing, we are of the opinion that:

1. WFOE has been duly incorporated and is validly existing as a wholly foreign-owned enterprise with limited liability applicable under the PRC Laws and its business license is in full force and effect; all of the equity interests of WFOE are owned by the Company, and after due and reasonable inquiries, such equity interests are free and clear of all liens, encumbrances, security interest, mortgage, pledge, equities or claims or any third-party right; all the required amount of the registered capital of WFOE has been duly paid in accordance with the relevant PRC Laws and WFOE’s Articles of Association; the Articles of Association of WFOE comply with the requirements of applicable PRC Laws and are in full force and effect.

2. Each of the Domestic Companies has been duly incorporated and is validly existing as a domestic enterprise with limited liability applicable under the PRC Laws and its business license is in full force and effect; all the required amount of the registered capital has been paid in accordance with the relevant PRC Laws and Articles of Association; the Articles of Association of each of the Domestic Companies comply with the requirements of applicable PRC Laws and are in full force and effect.

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Because of the convenient traffic condition of Qingdao, by the end of 2013, Yantai Freight completed the contracts that they had signed before and transfer its business to the Qingdao branch of Yantai Freight.

Because the organic vegetable and fruit business profits were dwindling and Zhisheng Group wanted to concentrate all efforts on the Chinese yew business, by the end of 2013, Yantai Trade and Yantai Agricultural completed the contracts that they had signed before and wound up their operation.

Qingdao Zhihesheng stopped running the orchard in Qingdao and operated its Chinese yew business in Beijing by the end of 2013. But Qingdao Zhihesheng dose not have any branches in Beijing, which can be regarded as management in different area and operation without permit.

After due inquiry, Ankang Longevity Group wind up its two wholly-owned subsidiaries’ operation, which are An'Kang Longetive Pharmaceutical Group Chain Co., Ltd (An'Kang Longetive Chain) and An'Kang Longetive Pharmaceutical Group Pharmaceutical Industry Co., Ltd (An'Kang Longetive Industry). Because the three-unification policy issued by Shaanxi Provincial Government in 2013 improves the pharmaceutical industry standards and An'Kang Longetive Chain and An'Kang Longetive Industry did not meet the new requirements. Applying for the new qualification would increase the operating cost of company. Ankang Longevity Group transferred An'Kang Longetive Chain and An'Kang Longetive Industry’s business to its other subsidiaries on July 2013, Shanxi Pharmacy Holding Group Longetive Pharmacy Co., Ltd (An'Kang Longetive Pharmacy) and Shanxi Pharmacy Sunsimiao drugstoresAn'kang chain Co., Ltd (Sunsimiao Drugstre Chain), which are fully qualified under the three-unification policy. Ankang Longevity Group can expend the market by using the distribution network of Shanxi Pharmacy Holding Group.

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3. Except otherwise stated in the next paragraph, each of WFOE and DOMEISTIC COMPANIES has full corporate right, power and authority, and has obtained all necessary Governmental Authorizations of and from, and has made all necessary declarations and filings with, all Governmental Agencies to own, lease, license and use its properties, assets and conduct its business in the manner as described in the Registration Statement; such Government Authorizations are in full force and effect; after due and reasonable inquiries, neither WFOE nor DOMEISTIC COMPANIES has received any notification or warnings relating to, and does not have any reason to believe that any Governmental Agencies is considering, the modification, suspension or revocation of any such Governmental Authorizations and each of WFOE and DOMEISTIC COMPANIES is in compliance with the provisions of all such Governmental Authorizations in all material respects.

Before February, 2013, Qingdao Zhihesheng and Zhisheng Trade have already carried out food and alcoholic sales business before they obtained Food Distribution Certificate and Alcoholic Distribution Certificate, which can be regarded as operation without permit.

4. The ownership structure of WFOE complies with current PRC Laws; the transactions conducted in the PRC involving WFOE relating to the establishment of such ownership structure (including any historical acquisition or equity transfer) complies with current PRC Laws; after due and reasonable inquires, WFOE’s business and operations comply in all material respects with the PRC Laws and no consent, approval or license other than those already obtained is required under the existing PRC Laws for such ownership structures, businesses and operations.

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5. Each of DOMEISTIC COMPANIES and WFOE has valid leasehold interest in all lands and buildings used by it; and all of the leases of DOMEISTIC COMPANIES and WFOE used in relation to the business of DOMEISTIC COMPANIES and WFOE and under which DOMEISTIC COMPANIES and WFOE hold properties are in full force and effect. After due inquiry, each of DOMEISTIC COMPANIES and WFOE have no notice of any material claim of any sort that has been asserted by anyone adverse to its rights under any of the leases mentioned above, or affecting or questioning the rights of each of DOMEISTIC COMPANIES and WFOE to the continued possession of the premises held under any such lease.

6. After due inquiry, each of DOMEISTIC COMPANIES and WFOE has no direct or indirect subsidiaries or participations in joint ventures or other entities and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Agencies or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity. WFOE has obtained all Governmental Authorizations which are required under PRC laws and regulations for the beneficial ownership interest by the Company of its equity interest in WFOE. There are no outstanding rights, warrants or options to acquire, nor instruments convertible into or exchangeable for, nor any agreements of other obligation to issue or other rights to convert any obligation into, any equity interest in WFOE.

7. WFOE has established contractual relationship with DOMEISTIC COMPANIES through Exclusive Technology and Business Consultancy Agreement, Share Pledge Agreement, Call Option Agreement and Proxy Agreement dated December 24th, 2011. The contractual agreements are legally valid and enforceable under PRC laws, and constitute valid and legally binding documents on the parties. DOMEISTIC COMPANIES’s business and operations comply in all material respects with the PRC Laws and no consent, approval or license other than those already obtained is required under the existing PRC Laws for its contractual relationship with WFOE, businesses and operations.

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8. After due inquiry, there is no outstanding guarantee of WFOE and DOMEISTIC COMPANIES in respect of indebtedness of third parties except as disclosed in the Registration Statement.

9. There are no restrictions or limitations under PRC Laws on the ability of WFOE to declare and pay dividends to its shareholder, nor any restriction or limitation (including any Government Authorizations from any Governmental Agencies) on the ability of WFOE to convert such dividends into foreign currencies and remit such dividends out of the PRC to its shareholder, subject to the payment of applicable taxes and the contribution to a reserve fund, employee bonus and welfare fund under PRC Laws.

10. After due inquiry, neither WFOE nor DOMEISTIC COMPANIES is delinquent in the payment of any taxes due and there is no tax deficiency which might be assessed against it, and there is no material breach or violation by WFOE or by DOMEISTIC COMPANIES of any applicable PRC tax law or regulation. Neither DOMEISTIC COMPANIES nor WFOE will have any material PRC tax liability as a consequence of the Offering that has not been disclosed in the Registration Statement.

11. After due inquiry, except otherwise stated in the next paragraph, each of WFOE and DOMEISTIC COMPANIES has paid the social welfare for the all employees.

Ankang Longevity Group has not paid the social welfare for the all employees as the law regulated because of the high turnover rate. Ankang Longevity Group has only paid the pension insurance and unemployment insurance for the employees who are the urban residents and paid their employees who are rural residents more wages or business insurance instead.

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Neither WFOE nor DOMEISTIC COMPANIES has received any punishment form the related government agencies for the social welfare issues.

12. After due inquiry, each of WFOE and DOMEISTIC COMPANIES has signed labor contracts with their all employees, the labor contracts comply with PRC Labor Contract Law and related regulations and there is no material breach or violation by WFOE or by DOMEISTIC COMPANIES of any applicable PRC Labor Contract law or regulation.

13. The sale of the shares by the Company and the performance by the Company of its obligations under documents in connection with the Offering contemplated in the Registration Statement, and the consummation of the transactions contemplated thereby, do not result in any violation of the provisions of the articles of association, Governmental Authorizations or any other constituent documents of WFOE or of DOMEISTIC COMPANIES or any applicable statute or any order, rule or regulation of any Governmental Agencies having jurisdiction over it or any of the properties, or conflict in any material respect with, or result in a material breach of, any of the terms or provisions of, or constitute a material default under, or result in the creation or modification of any lien, security interest, charge or encumbrance upon any of the properties or assets of WFOE, DOMEISTIC COMPANIES or the Company, pursuant to the terms of, any mortgage, deed of trust, note, indenture, loan, contract, commitment or other agreement or instrument filed as an exhibit to the Registration Statement that is governed by the PRC Laws. No Governmental Authorizations of any Governmental Agencies in the PRC are required for the consummation of the Offering and the transactions contemplated by the Underwriting Agreement.

14. After due inquiry, each of WFOE and DOMEISTIC COMPANIES owns or otherwise has the legal right to use, or can acquire on reasonable terms, the intellectual property (“Intellectual Property”) as currently used or as currently contemplated to be used by it, in each case.

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15. After due inquiry, neither the Company nor WFOE or DOMEISTIC COMPANIES is infringing, misappropriating or violating any intellectual property right of any third party in the PRC, and no Intellectual Property is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property in the PRC that would impair the validity or enforceability of such Intellectual Property, and neither the Company nor WFOE or DOMEISTIC COMPANIES has received any notice of any claim of infringement or conflict with any such rights of others, except where such conflict, claim or infringement would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

16. After due inquiry, there are no legal, arbitration or governmental proceedings in progress or pending in the PRC to which the Company, or WFOE or DOMEISTIC COMPANIES is a party or of which any property of WFOE or DOMEISTIC COMPANIES is the subject.

17. On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission ("CSRC"), and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the "New M&A Rule"), which became effective on September 8, 2006. The New M&A Rule purports, among other things, to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, pursuant to the New M&A Rule and other PRC laws and regulations, the CSRC, in its official website, promulgated relevant guidance with respect to the issues of listing and trading of domestic enterprises' securities on overseas stock exchanges, including a list of application materials with respect to the listing on overseas stock exchanges by SPVs. Based on our understanding of current PRC Laws, we believe that the New M&A Rule does not require any entity such as the Company, which is not a SPV formed or controlled by PRC companies or PRC individuals to obtain CSRC approval in connection with its overseas listing. No other Governmental Authorizations in the PRC are required for the Company’s Offering.

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Per our understanding of Chinese laws and regulations, the New M&A Rule does not apply in this case, due that WFOE is established before the law is announced and effected.

18. After due inquiry, (a) WFOE and DOMEISTIC COMPANIES are in compliance with any and all applicable environmental laws in the PRC; (b) there are no administrative, regulatory or judicial actions, demands, letters, claims, warnings, or notices of non compliance or violation, investigation or proceedings relating to any environmental laws against WFOE or DOMEISTIC COMPANIES, (c) there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remedial measures, or an action, suit or proceeding by any private party or Governmental Agencies, against or affecting WFOE or DOMEISTIC COMPANIES relating to hazardous materials or any environmental matters or any environmental laws, and (d) WFOE and DOMEISTIC COMPANIES have received all permits, licenses or other approval required of it under applicable environmental laws to conduct its businesses and WFOE and DOMEISTIC COMPANIES are in compliance with all terms and conditions of any such permit, license or approval.

19. No Governmental Authorizations are required to be obtained for the execution and delivery of documents in connection with the Offering, the performance by any of the parties thereto of their obligations, or for the transactions contemplated hereunder.

20. Neither WFOE nor DOMEISTIC COMPANIES has taken any corporate action, nor does it have any legal proceedings commenced against it, for its liquidation, winding up, dissolution, or bankruptcy, for the appointment of a liquidation committee, team of receivers or similar officers in respect of its assets or for the suspension, withdrawal, revocation or cancellation of any of the Governmental Authorizations.

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21. WFOE or DOMEISTIC COMPANIES is not entitled to any immunity under PRC, whether characterized as sovereign immunity or otherwise, from any legal proceedings in respect of itself or any of its properties or assets.

22. There are no reporting obligations under PRC law on non-PRC holders of the shares of Common Stock to be sold in the Offering.

23. As a matter of PRC law, no holder of shares of Common Stock who is not a PRC resident will be subject to any personal liability, or be subject to a requirement to be licensed or otherwise qualified to do business or be deemed domiciled or resident in the PRC, by virtue only of holding such Common Stock. Except for the disclosure in the Registration Statement, the Time of Sale Disclosure Package and the Prospectus, there are no limitations under PRC law on the rights of holders of shares of Common Stock who are not PRC residents to hold, vote or transfer their securities nor any statutory pre-emptive rights or transfer restrictions applicable to the Common Stock.

24. The contractual arrangements governed by PRC law among the Company, DOMEISTIC COMPANIES, and WFOE, and their shareholders establishing the corporate structure for operating the PRC Group Companies constitute legal, valid and binding obligations of all the parties therein, will not result in any violation of current PRC laws or regulations, and are enforceable against all parties therein, in accordance with their terms.

25. Ankang Longevity Group has two more subsidiaries, one is Ankang Longevity Real Estate Development Company (Ankang Real Estate) and the other one is Ankang Longevity Medicine (group) Ziyang Longevity Chinese Medicine Planting Limited Company (Ziyang Chinese Medicine Planting). Ankang Longevity Group owns 40% shares of Ankang Real Estate and 60% shares of Ziyang Chinese medicine planting. Ankang Longevity Group has finished the application to cancel the registration of Ziyang Chinese Medicine Planting. Besides, Ankang Longevity Group has made the shareholders resolution to transfer its shares of Ankang Real Estate. Ankang Longevity Group has not finished the registration yet.

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26. As the (2014) No. 3311 civil judgment made by Beijing First Intermediate People's Court mentioned, the CEO of WFOE, Yuying Zhang, is too old to get the loan from bank, so Yuying Zhang transferred his apartments to the other person and used the person’s name to get loans from bank on October 2009.

Our opinion expressed above is subject to the following additional qualifications:

i.	In so far as it relates to the validity and enforceability of DOMEISTIC COMPANIES and WFOE we opined on, our opinion is subject to: (A) any applicable related PRC laws affecting company’s operations generally; (B) the related possible judicial or administrative actions affecting company’s operatioins; (C) any the application of general principles under the Principles of PRC Law; and (D) judicial discretion (i) in granting specific performance, injunctive relief or any other equitable remedy, and (ii) with respect to availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorneys fees and other costs, the waiver of immunity from jurisdiction of any court or from legal process.
ii.	Our opinion is subject to the effects of the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC laws.
iii.	Our opinion is limited to the PRC laws and regulations of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any country other than the PRC.
iv.	No independent search, investigation or other verification action has been conducted by us with any governmental authorities for the purpose of issuing our opinion.
v.	The PRC laws and regulations referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

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vi.	Under relevant PRC laws and regulations, (i) foreign investment is restricted in certain businesses and subject to governmental approval, (ii) offshore investment as well as offshore financing for return investment in PRC by PRC nature persons or entities is subject to governmental approval, registration, and/or filing, and (iii) the contractual arrangement contemplated by the Restructuring Documents may be deemed as substantial control or acquisition by foreign investor and may be subject to the security review by competent governmental authorities pursuant to the Notice regarding the Establishment of the Security Review System for Mergers and Acquisition of Domestic Enterprise by Foreign Investors issued by the PRC General Office of the State Council on February 3, 2011 and the Regulations regarding the Implementation of the Security Review System for Mergers and Acquisition of Domestic Enterprise by Foreign Investors issued by the PRC Ministry of Commerce on August 25, 2011 (collectively, the “National Security Review Regulations”).

This opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressed stated herein. The opinion expressed herein is rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

This legal opinion is intended to be used in the context and delivered to you only, which is specifically referred to herein, and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

Yours faithfully,

Dacheng Law Offices

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